UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2022

Commission File Number 001-39223

MUSCLE MAKER, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 South Shore Blvd., Suite 300, League City, Texas 77573

(Address of principal executive offices)

682-708-8250

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	GRIL	The Nasdaq Stock Market

Item 1.01	Entry Into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2022, Muscle Maker, Inc. (the “Company”) appointed Jennifer Black as Chief Financial Officer of the Company and entered into an Offer Letter with Ms. Black. Pursuant to the Offer Letter, Ms. Black will be employed as Chief Financial Officer of the Company on an at-will basis. Ms. Black will be entitled to a base salary at the annualized rate of $190,000. The Company’s previous CFO, Ferdinand Groenewald, will remain and was appointed as the Chief Accounting Officer of the Company. The Company agreed to issue Ms. Black 20,000 restricted stock units upon completion of 90 days of employment. Ms. Black will be entitled to receive stock options to acquire 20,000 shares of common stock subject to the approval of the Board of Directors and Compensation Committee and the terms and conditions will be subject to entering into a stock option agreement.

Pursuant to the Offer Letter, in the event Ms. Black is terminated without cause, the Company will be required to pay Ms. Black salary and benefits for a term of six months. Under the Offer Letter, Ms. Black is subject to confidentiality, non-compete and non-solicitation restrictions. There is no understanding or arrangement between Ms. Black and any other person pursuant to which she was appointed as executive officer. Ms. Black does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. Ms. Black has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Ms. Black is an experienced Chief Financial Officer with a demonstrated history of working with public and private equity backed organizations. Prior to joining the Company, from September 2018 through December 2021, Ms. Black served as the Chief Financial Officer for Eagle Pressure Control LLC (“Eagle”) and Talon Pressure Control, oilfield service companies. From October 2015 through September 2018, Ms. Black served as the Controller for AG Resource Management, a private equity backed agriculture lending company, and as the Controller for Basic Energy Services, an oil and gas services company, from January 2013 through October 2015. Ms. Black has also held various other roles including Vice President of SEC reporting with OMNI American Bank and Audit Manager with RSM McGladrey. In November 2020, Eagle, as a result of various events including an oil and gas work related incident, decline of oil and gas prices and the impact from COVID-19, filed for bankruptcy protection under Subchapter V under Chapter 11 in the US Bankruptcy Court, Southern District of Texas (Houston)(Bankruptcy Petition #: 20-35474). Ms. Black is a Certified Public Accountant and a Chartered Global Management Accountant. Ms. Black received a Master of Business Administration from Jack Welch Management Institute in 2018 and Bachelor of Science in Accounting and Finance from Texas Tech University in 2003.

The preceding description of the Offer Letter is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Offer Letter, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, effective January 2, 2022, by and between Muscle Maker, Inc. and Jennifer Black

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSCLE MAKER, INC.

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

Date:	January 6, 2022
League City, Texas